EXHIBIT 99.2

Q3 2025 Financial Prepared Remarks

Comments made in these remarks, as well as in the supplemental information provided on our website, contain forward-looking statements that involve risks and uncertainties as described in The Chemours Company's (the "Company") SEC filings. These forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events that may not be realized. Actual results may differ, and Chemours undertakes no duty to update any forward-looking statements as a result of future developments or new information.

Within these prepared remarks, we will refer to certain non-GAAP financial measures1 that we believe are useful to investors evaluating the company's performance.

Shane Hostetter, Senior Vice President & Chief Financial Officer, The Chemours Company

Q3 2025 Earnings Supplement Presentation -- Chart 4: Third Quarter 2025 Financial Summary; Chart 5: Adjusted EBITDA Bridge: 3Q25 versus 3Q242

Our Consolidated Net Sales for the Third Quarter were approximately $1.5 billion, which was flat compared to the prior-year, and driven by a 3% decrease in volume, a 1% increase in price, and a 1% currency tailwind. The decrease in volumes was primarily driven by operational impacts in APM related to the now resolved outage at the Washington Works site, combined with demand weakness in certain industrial end markets, partially offset by continued strength in TSS volumes driven by the demand for Opteon refrigerants.

For the Third Quarter, we reported a Net Income of $60 million, or $0.40 cents per diluted share, compared to Net Loss of $32 million, or $0.22 cents per diluted share, in the prior-year quarter, primarily driven by higher restructuring costs and a goodwill impairment charge in 2024.

For the Third Quarter, Adjusted EBITDA was $195 million, down from $202 million in the prior-year quarter. This decrease was primarily driven by increased costs due to now resolved operational disruptions in the TT business and the previously mentioned APM outage, partially offset by strong TSS performance.

Now, let’s turn to our business segment performance, starting with TSS.

Chart 6: Quarterly Segment Summary

In the Third Quarter, TSS achieved Net Sales of $560 million, a 20% increase from the prior-year quarter. This growth in sales was primarily driven by an 8% volume increase and an 11% price increase, and a 1% currency tailwind.

The increase in TSS volumes was driven by a continued double-digit, 80% year-over-year quarterly sales growth in our Opteon™ Refrigerants, which reflects continued strength in blends demand, driven by the transition of stationary air conditioning (“AC”) equipment under the U.S. AIM Act. This growth was partially offset by a decrease in volume for our Freon™ Refrigerants portfolio in connection with this regulatory transition. The increase in pricing was primarily driven by the stronger Opteon™ Refrigerant aftermarket demand.

1 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

2 As previously disclosed in the first quarter of 2025, certain prior periods have been revised to correct for immaterial errors as further described in our Quarterly Report on Form 10-Q for the three months ended September 30, 2025.

EXHIBIT 99.2

Third Quarter Adjusted EBITDA for TSS increased by 40% to $194 million compared to the prior year, driven by an Adjusted EBITDA margin of 35%, an increase of five percentage points. This increase was primarily the result of previously referenced increases in volume and price tied to demand for Opteon™ Refrigerant blends products in connection with the stationary AC transition, partially offset by input cost increases from R32 paired with one-time costs associated with our liquid cooling product development.

Sequentially, TSS Net Sales decreased by 6%, driven by an 11% volume decrease partially offset by a 4% price increase and a 1% tailwind from currency. Overall, the volume decrease and price increase were primarily related to typical seasonal trends across refrigerant products paired with stronger demand for Opteon™ Refrigerant blends aftermarket pricing in connection with the stationary AC transition under the U.S. AIM Act.

We are now seeing Opteon™ Refrigerants make up 80% of total combined refrigerant revenues, up from 58% from the prior-year quarter, and we feel well-positioned in the market as the transition to low GWP refrigerants continues to progress.

Now, let’s move to our TT segment…

In the Third Quarter, TT's Net Sales decreased 9% compared to the prior-year quarter to $612 million, primarily due to an 8% decrease in price globally, partially offset by favorable currency movement that created a 1% tailwind. Volumes decreased 2%, globally, as the global TiO2 market remains challenged.

TT’s Third Quarter Adjusted EBITDA decreased 68% to $25 million, compared to the prior-year quarter, with Adjusted EBITDA Margin declining eight percentage points to 4%. The decline in Adjusted EBITDA was driven primarily by the previously mentioned decrease in price paired with operational disruption costs of approximately $11 million. Additionally, TT's production volumes were lowered, driving increased fixed cost burden during the quarter to align with near-term demand expectations.

Sequentially, TT’s Third Quarter Net Sales decreased by 7%, driven by a 4% decrease in volume reflecting seasonality in western markets paired with continued weaker market conditions, as well as a 4% decrease in price reflecting weaker pricing in non-western markets while western markets remained stable, partially offset by a 1% tailwind from currency.

Turning to our APM segment…

In the Third Quarter of 2025, APM reported Net Sales of $311 million, down from the prior-year quarter by 12%. A 15% decrease in volume was partially offset by slight price and currency tailwinds. The decrease in volume was primarily driven by operational impacts related to the now resolved outage at the Washington Works site.

APM’s Third Quarter Adjusted EBITDA decreased 63% to $14 million compared to the prior-year quarter, with Adjusted EBITDA margin decreasing six percentage points to 5%. The decrease was primarily due to the referenced volume impact and outage-related costs approximating $20 million, partially offset by favorable pricing and currency.

EXHIBIT 99.2

Sequentially, APM’s Third Quarter Net Sales decreased by 10%, driven by a 12% volume decrease reflecting impacts from the Washington Works outage and the final closure of our SPS Capstone™ product line completed in the quarter. The volume decrease was partially offset by favorable pricing of 1% and currency movements adding an additional 1% lift.

Moving to our Other Non-Reportable Segment, we recorded Net Sales of $12 million and Adjusted EBITDA of $2 million in the Third Quarter.

Lastly, our Corporate Expenses as an offset to our Adjusted EBITDA totaled $38 million in the Third Quarter, a $15 million decrease compared to the prior-year quarter. This was primarily due to lower costs associated with litigation activities and the timing of accrued expenses.

Chart 7: Liquidity Position as of September 30, 2025

Turning to our liquidity, as of September 30, 2025, our consolidated gross debt stood at $4.2 billion, with approximately $1.6 billion in total liquidity. This includes $613 million in unrestricted3 cash and cash equivalents, along with approximately $953 million available under our revolving credit facility, net of outstanding letters of credit. Additionally, the Company retained $52 million in restricted cash and cash equivalents, all of which is held in escrow under the terms of the Memorandum of Understanding related to potential future legacy liabilities. On a trailing twelve-month basis, our net leverage was 4.6 times Adjusted EBITDA, reflecting a decrease sequentially compared to 4.7 times as of June 30, 2025.

Regarding our cash flow for the Third Quarter, cash provided by operating activities was $146 million, compared to $139 million in the prior-year quarter.

Capital expenditures for the quarter totaled $41 million, a decrease compared to $76 million in the prior-year quarter. This decrease was driven by lower capital expenditures in APM and TSS. Free Cash Flow for the Third Quarter 2025 reflected a positive $105 million, reflecting Free Cash Flow Conversion of 54%.

Appendix, Chart 20: Actual and Projected Disruption & Investment Costs (Unaudited)

In connection with those costs incurred in recent quarters from business disruptions and other investments, we’ve captured a summary in our charts to help frame out these impacts. While these costs are included as a part of our Adjusted EBITDA, we do view these as operational areas where we can drive further improvement and reduce the impact of going forward. As detailed in the chart, operational matters have been resolved across our sites, which has been a key focus for the executive leadership team this quarter. In addition, we wanted to highlight the continued investments that we’re making in the TSS business to develop our liquid cooling and next-generation refrigerants.

3 Restricted cash approximated $52 million of the end of the third quarter of 2025, reflecting escrow payments Chemours has made related to the MOU agreement with DuPont, Corteva and EID as further described in our Quarterly Report on Form 10-Q for the three months ended September 30, 2025.

EXHIBIT 99.2

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within these remarks, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.2

Forward-Looking Statements

These remarks contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the Company’s performance for the second quarter of 2025, the transition to low global warming potential refrigerants and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, any future insurance recoveries, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the US or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the U.S. or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and in our Annual Report on Form 10-K for the year ended December 31, 2024. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Nine Months Ended		Twelve Months Ended
	September 30,		June 30,	September 30,		September 30,
	2025	2024	2025	2025	2024	2025	2024
Income (loss) before income taxes	$51	$(32)	$(261)	$(210)	$106	$(209)	$31
Net income (loss) attributable to Chemours	$60	$(32)	$(381)	$(325)	$81	$(335)	$59
Non-operating pension and other post-retirement benefit income	(4)	(2)	(2)	(7)	(4)	(7)	(6)
Exchange losses, net	1	—	4	7	6	11	23
Restructuring, asset-related, and other charges (1)	4	43	18	54	51	61	61
Goodwill impairment charge (2)	—	56	—	—	56	—	56
Loss on extinguishment of debt	—	—	—	—	—	1	—
Gain on sales of assets and businesses, net (3)	(7)	—	—	(8)	(3)	(8)	(7)
Transaction costs (4)	—	—	2	2	—	4	9
Qualified spend recovery (5)	(13)	(7)	(13)	(35)	(22)	(39)	(33)
Litigation-related charges (6)	2	3	299	301	(3)	301	87
Environmental charges (7)	13	—	60	73	—	88	—
Adjustments made to income taxes (8)	(23)	5	171	150	1	150	(11)
(Benefit from) provision for income taxes relating to reconciling items (9)	(3)	(5)	(71)	(75)	2	(81)	(29)
Adjusted Net Income	30	61	87	137	165	146	209
Net income attributable to non-controlling interests	—	—	1	1	—	1	—
Interest expense, net	68	68	67	201	196	268	260
Depreciation and amortization (10)	80	73	79	236	218	311	295
All remaining provision for income taxes (9)	17	—	19	39	21	56	12
Adjusted EBITDA	$195	$202	$253	$614	$600	$782	$776

Total debt principal						$4,185	$4,078
Less: Cash and cash equivalents						(613)	(596)
Total debt principal, net						$3,572	$3,482

Net Leverage Ratio (calculated using GAAP earnings) (11)						(17.1)x	112.3x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)						4.6x	4.5x

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended September 30, 2025, restructuring, asset-related and other charges primarily includes charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. For the twelve months ended September 30, 2024, restructuring, asset-related and other charges primarily includes charges related to the 2024 Restructuring Program and the Titanium Technologies Transformation Plan. See "Note 4 –Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the twelve months ended September 30, 2025, gain on sales of assets and businesses, net includes a gain on sale of $7 million related to certain parcels of land at the Company's manufacturing site in Kuan Yin, Taiwan.
(4)
For the twelve months ended September 30, 2024, transaction costs includes $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended September 30, 2025, litigation-related charges primarily includes $263 million related to our portion of Chemours, DuPont, Corteva, EID and the State of New Jersey’s settlement agreement reached in August 2025, $12 million of third-party legal fees directly related to the New Jersey settlement agreement, $14 million related to our portion of Chemours and EID’s settlement agreement to resolve the Hoosick Falls class action lawsuit, and $14 million related to reserves for asbestos and production liability matters arising from an EID subsidiary, Sporting Goods Properties, Inc.. For the twelve months ended September 30, 2024, litigation-related charges includes $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, a $29 million accrual associated with the Ohio MDL, $18 million for other PFAS litigation matters, and $3 million of other litigation matters, partially offset by $31 million of benefits related to insurance recoveries. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended September 30, 2025, environmental charges primarily includes changes to remediation reserves at the four sites covered by the New Jersey settlement agreement and off-site remediation costs at Dordrecht Works. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
For the twelve months ended September 30, 2025, accelerated depreciation charges of $23 million incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Numerator:
Net income (loss) attributable to Chemours	$60	$(32)	$(381)	$(325)	$81
Adjusted Net Income	30	61	87	137	165
Denominator:
Weighted-average number of common shares outstanding - basic	150,320,265	149,697,616	150,238,691	150,160,586	149,383,146
Dilutive effect of the Company's employee compensation plans (1)	461,349	482,579	268,070	406,871	735,880
Weighted-average number of common shares outstanding - diluted (1)	150,781,614	150,180,195	150,506,761	150,567,457	150,119,026

Basic earnings (loss) per share of common stock (2)	$0.40	$(0.22)	$(2.54)	$(2.16)	$0.54
Diluted earnings (loss) per share of common stock (1) (2)	0.40	(0.22)	(2.54)	(2.16)	0.54
Adjusted basic earnings per share of common stock (2)	0.20	0.41	0.58	0.91	1.11
Adjusted diluted earnings per share of common stock (1) (2)	0.20	0.40	0.58	0.91	1.10
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the nine months ended September 30, 2025 and the three months ended June 30, 2025 and September 30, 2024. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the nine months ended September 30, 2025 and the three months ended June 30, 2025 and September 30, 2024 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings (loss) per share are calculated based on unrounded numbers.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Cash flows provided by (used for) operating activities	$146	$139	$93	$127	$(771)
Less: Purchases of property, plant, and equipment	(41)	(76)	(43)	(168)	(251)
Free Cash Flows	$105	$63	$50	$(41)	$(1,022)
Adjusted EBITDA	195	202	253	614	600
Free Cash Flow Conversion	54%	31%	20%	(7)%	(170)%